Exhibit 4.51

VIE FINANCIAL GROUP, INC.

CERTIFICATE OF DESIGNATION

FOR

SERIES G CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Vie Financial Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Special Committee of the Board of Directors of the Corporation, at a meeting of such Special Committee duly convened on April 9, 2003 at which a quorum was present at all times, adopted the following resolution, which resolutions remain in full force and effect as of the date hereof:

WHEREAS, the Special Committee of the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Corporation’s Certificate of Incorporation, to fix by resolution or resolutions the designation of each class or series of preferred stock and the voting powers, and any designations, preferences, and relative, participating, optional or other special rights of any such class or series of preferred stock, as well as such other provisions with regard to dividends dissolution or the distribution of assets, conversion or exchange, and any qualifications or restrictions thereof or such other subjects or matters as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and the Special Committee of the Board of Directors of the Corporation; and

WHEREAS, it is the desire of the Special Committee of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms of the series of Preferred Stock designated as Series G Convertible Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that the terms and provisions of such Series and all other rights or preferences granted to or imposed upon such series or the holders thereof are herein set forth:

1. Designation, Amount and Par Value. Of the authorized but unissued shares of Preferred Stock, 100,000 shares are designated Series G Convertible Preferred Stock (the “Series G Preferred Stock”). The Series G Preferred Stock will have a par value equal to $0.01 per share.

2. Rank. The Series G Preferred Stock shall, with respect to dividend rights or rights upon liquidation, dissolution and winding-up of the Corporation, rank junior to all other series of preferred stock and pari passu with all shares of Common Stock, par value $0.01, of the Corporation (“Common Stock”). In the event of any liquidation, dissolution and winding-up of the Corporation and after giving effect to any liquidation preference of other Preferred Stock, there are assets or funds legally available for distribution to the holders of Series G Preferred Stock and Common Stock. Nothing contained herein shall be construed to prohibit the

Corporation from authorizing or issuing, in accordance with its Certificate of Incorporation and By-Laws, as the same may be amended and in effect from time to time, any classes or series of equity securities of the Corporation ranking senior to or pari passu with the Series G Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution and winding-up of the Corporation or both.

3. Dividends In the event any dividends are declared and paid on the Common Stock, the holders of Series G Preferred Stock shall be entitled to share ratably with the holders of Common Stock in all such distributions in proportion to the number of shares of Common Stock then held by them or issuable to them upon conversion of the Series G Preferred Stock held by them.

4. Optional Conversion.

a) Conversion. Each share of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Company notifies the holders of Series G Preferred Stock that it has a sufficient number of authorized shares of Common Stock to allow all shares of Series G Preferred Stock to convert into Common Stock at the then applicable Series G Conversion Rate, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series G Preferred Original Issue Price by the Series G Conversion Price (as hereinafter defined) at the time in effect for a share of such series of Series G Preferred Stock (the “Series G Conversion Rate”). The Series G Preferred Original Issue Price per share of Series G Preferred Stock is $100.00. The Conversion Price per share of Series G Preferred Stock initially shall be $0.05 (the “Series G Conversion Price”), subject to adjustment from time to time as provided below.

b) Mechanics of Conversion. Before any holder of Series G Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Series G Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series G Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series G Preferred Stock.

c) Adjustments to Conversion Ratio.

(i) The Series G Conversion Ratio shall be adjusted, from time to time by the Board of Directors of the Corporation, to reflect the effect of any stock dividend, stock split, reverse stock split, merger, consolidation, recapitalization (other than the issuance of Common Stock in exchange for indebtedness or other obligation of similar value), reorganization or other similar transaction affecting the Corporation so that immediately following such event the holders of the Series G Preferred Stock shall be entitled to receive upon conversion thereof the kind and amount of shares of securities of the Corporation and other property which they would have owned or been entitled to receive upon or by reason of such event if such shares of Series G Preferred Stock had been converted immediately before the record date (or, if no record date, the effective date) for such event. An adjustment made pursuant to this Section 4(c)(i) shall become effective immediately after the opening of business on the next day following the record date in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination, reclassification, merger, recapitalization, reorganization or other similar transaction. The Corporation shall give each holder of Series G Preferred Stock written notice within 90 days of the adjustment taking effect, delivered to the applicable address set forth on the record books of the Corporation of each adjustment made pursuant to Section 4(c)(i).

(ii) For a period of 90 days commencing on the date on which the first share of Series G Preferred Stock is issued, if the Corporation issues Common Stock, or a security convertible into Common Stock, for a price per share of Common Stock (on an as converted basis) less than the Series G Conversion Price, then the Series G Conversion Rate shall be adjusted by replacing the Series G Conversion Price then in effect with the price per share at which the Common Stock, or security convertible into Common Stock, was issued; provided, however, that an issuance of options by the Corporation under its 2002 Option Plan shall not trigger an adjustment hereunder. An adjustment made pursuant to this Section 4(c)(ii) shall become effective immediately after the opening of business on the next day following the date on which the Common Stock, or security convertible into Common Stock, triggering the adjustment is issued. The Corporation shall give each holder of Series G Preferred Stock written notice within 30 days of the adjustment taking effect, delivered to the applicable address set forth on the record books of the Corporation of each adjustment made pursuant to Section 4(c)(ii).

d) No Fractional Securities. No fractional shares of Common Stock shall be issued upon conversion of shares of Series G Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any share or shares of Series G Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in such amount as the Board of Directors of the Corporation shall in good faith determine.

5. Voting Rights. Each holder of record of shares of Series G Preferred Stock shall be entitled to vote with the holders of Common Stock as a single class (except as otherwise required by law) on all matters before the stockholders of the Corporation. Each holder of record of shares of Series G Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series G Preferred Stock so held would be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken.

6. Headings. The headings of the paragraphs, subparagraphs, clauses and sub-clauses of this Certificate of Designations are for convenience of reference only and shall not define. Limit or affect any of the provisions hereof.

(Rest of Page Intentionally Blank)

IN WITNESS WHEREOF, Vie Financial Group, Inc. caused this Certificate to be signed by its Chief Executive Officer and attested by its Secretary on this 30th day of June, 2003.

VIE FINANCIAL GROUP, INC.

By:	/s/ DEAN STAMOS
Dean Stamos
Chief Executive Officer

Attest:

/s/ WILLIAM W. UCHIMOTO
William W. Uchimoto
Secretary

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